                                                                        EX (d.4)
                                     INTERIM
                        INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                        ZURICH SCUDDER INVESTMENTS, INC.


INVESTMENT SUBADVISORY AGREEMENT, made as of the 5th day of April, 2002, between Aetna Life Insurance and Annuity Company (to be renamed ING Life Insurance and Annuity Company effective May 1, 2002) (the "Adviser"), an insurance corporation organized and existing under the laws of the State of Connecticut, and Zurich Scudder Investments, Inc. (to be renamed Deutsche Investment Management Americas Inc. effective April 5, 2002) ("Subadviser"), a corporation organized and existing under the laws of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of December 4, 2001 ("Advisory Agreement") with PPI Partners, Inc. (to be renamed ING Partners, Inc. effective May 1, 2002) ("Company"), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

WHEREAS, the Company is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions; and

WHEREAS, the Company shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the "Policies") under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies; and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

WHEREAS, the Board of Directors and the Adviser desire to retain the Subadviser as subadviser for the PPI Scudder International Growth Portfolio (to be renamed ING Scudder International Growth Portfolio effective May 1, 2002) (the "Portfolio"), a portfolio of the Company, to furnish certain investment advisory services to the Adviser and the Company and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby appoints the Subadviser as its investment Subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     DUTIES OF THE SUBADVISER

       A. INVESTMENT SUBADVISORY SERVICES. Subject to the supervision of the Company's Board of Directors ("Board") and the Adviser, the Subadviser shall act as the investment Subadviser and shall supervise and direct the investments of the Portfolio in accordance with the portfolio's investment objective, policies, and restrictions as provided in the Company's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as the Company may impose by notice in writing to the Subadviser. The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Portfolio in a manner consistent with the Portfolio's investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended ("Code"). To implement its duties, the Subadviser is hereby authorized to:

              (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on behalf of the Portfolio; and

              (ii) directly or through the trading desks of the Subadviser or its affiliate place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select.

       B. SUBADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Company's Articles of Incorporation, By-Laws, and current Prospectus and with the written instructions and directions of the Board and the Adviser. The Subadviser hereby agrees to:

              (i) regularly (but no less frequently than quarterly) report to the Board and the Adviser with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Subadviser, including attendance at Board meetings, as reasonably requested, to present such information and reports to the Board;

              (ii) consult with the Company's pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available;

              (iii) provide any and all information, records and supporting documentation about accounts the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Company or its agent to present historical performance information concerning the Subadviser's similarly managed accounts, for inclusion in the Company's Prospectus and any other reports and materials prepared by the Company or its agent, in accordance with regulatory requirements;

              (iv) establish appropriate personnel contacts with the Adviser and the Company's Administrator in order to provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator; and

              (v) execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Portfolio, provided that the Subadviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser and/or the Portfolio's agent and attorney-in-fact.

       C. ADVISER AND COMPANY UNDERTAKINGS. To facilitate the Subadviser's fulfillment of its obligations under this Agreement, the Adviser and the Company will undertake the following:

              (i) the Adviser agrees promptly to provide the Subadviser with all amendments or supplements to the Prospectus, the Company's Articles of Incorporation, and By-Laws;

              (ii) the Company and the Adviser each agrees, on an ongoing basis, to notify the Subadviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolio;

              (iii) the Adviser agrees to provide or cause to be provided to the
                    Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with its activities pertaining to the Portfolio under this Agreement, including, without limitation, information concerning the Portfolio, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Portfolio's affairs;

              (iv) the Adviser agrees to provide or cause to be provided to the Subadviser on an ongoing basis, such information as is reasonably requested by the Subadviser for performance by the Subadviser of its obligations under this Agreement, and the Subadviser shall not be in breach of any term of this Agreement or be deemed to have acted negligently if the Adviser fails to provide or cause to be provided such requested information and the Subadviser relies on the information most recently furnished to the Subadviser; and

              (v) the Adviser will promptly provide the Subadviser with any guidelines and procedures applicable to the Subadviser or the Portfolio adopted from time to time by the Board and agrees to promptly provide the Subadviser copies of all amendments thereto.

       D. The Subadviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement.

       E. The Subadviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein. The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain such records as are required of an investment adviser under applicable law.

       Subject to the appropriate policies and procedures approved by the Adviser and the Board, the Subadviser may, to the extent authorized by
       Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Subadviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Adviser and the Board, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers and dealers.

       F. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, and subject to the Adviser approval of the Subadviser's procedures, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

       G. With respect to the provision of services by the Subadviser hereunder, the Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

       H. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio, and does not have access to all of the Company's books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in Section 2A, the Subadviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Adviser or the Administrator.

       I. Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested. The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

       J. Subadviser hereby authorizes Adviser to use Subadviser's name and any applicable trademarks in the Company's Prospectus, as well as in any advertisement or sales literature used by the Adviser or its agents to promote the Company and/or to provide information to shareholders of the Portfolio. Upon termination of this Agreement, the Adviser and the Company shall immediately cease to use such name and trademarks, except as necessary to comply with disclosure requirements under the federal securities laws.

       During the term of this Agreement, the Adviser shall furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Company or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and the Adviser shall not use any such materials if the Subadviser reasonably objects within five business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser. Subadviser will provide reasonable marketing support to Adviser in connection with the promotion of the Portfolio.

3. COMPENSATION OF SUBADVISER. The Adviser will pay the Subadviser, with respect to the Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made by the Adviser or the Company on the second business day of each month into an interest bearing escrow account and disbursed pursuant to the terms of the Escrow Agreement by and among the Adviser, the Sub-adviser and the Company's custodian dated as of April 5, 2002, as set forth in Appendix B; however, this advisory fee will be calculated based on the daily average value of the Portfolio's assets and accrued on a daily basis. Compensation for any partial period shall be pro-rated based on the length of the period.

4. LIABILITY OF SUBADVISER. Neither the Subadviser nor any of its directors, officers, employees or agents shall be liable to the Adviser or the Company for any loss or expense suffered by the Adviser or the Company resulting from its acts or omissions as Subadviser to the Portfolio, except for losses or expenses to the Adviser or the Company resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser's duties under this Agreement. Neither the Subadviser nor any of its agents shall be liable to the Adviser or the Company for any loss or expense suffered as a consequence of any action or inaction of other service providers to the Company in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Company is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Subadviser under this Agreement.

5. NON-EXCLUSIVITY. The services of the Subadviser to the Portfolio and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Furthermore, the Company and the Adviser recognize that the Subadviser may give advice, and take action, with respect to its other clients that may differ from the advice given, or the time or nature of action taken, with respect to the Portfolio.

6. ADVISER OVERSIGHT AND COOPERATION WITH REGULATORS. The Subadviser shall cooperate in providing records, reports and other materials relating to the Company that are in its possession, at the request of the Adviser, and in response to inquiries by regulatory and administrative bodies having proper jurisdiction over the Company, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which the Subadviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Subadviser.

7. RECORDS. The records relating to the services provided under this Agreement required to be established and maintained by an investment adviser under applicable law or those required by the Adviser or the Board of Directors for the Subadviser to prepare and provide shall be the property of the Company and shall be under its control; however, the Company shall permit the Subadviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Company by the Subadviser free from any claim or retention of rights therein. The Subadviser shall keep confidential any information concerning the Adviser or any Subadviser's duties hereunder and shall disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

8. DURATION OF AGREEMENT. This Agreement shall become effective as of the date set forth in the first paragraph of this Agreement and shall remain in force and effect for not more than 150 days unless earlier terminated under the provisions of Section 12.

9. REPRESENTATIONS OF SUBADVISER. The Subadviser represents, warrants, and agrees as follows:

       A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

       B. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

       C. The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

10. PROVISION OF CERTAIN INFORMATION BY SUBADVISER. The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

       A. the Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

       B. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

       C. a controlling stockholder of the Subadviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Subadviser.

11. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

       A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

       B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

       C. a controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

12. TERMINATION OF AGREEMENT. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on not more than 10 days' prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 60 days' prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement between the Company and the Adviser.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of such approval.

14.    MISCELLANEOUS.

       A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

       B. CAPTIONS. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       C. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

       D. INTERPRETATION. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

       E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                       Aetna Life Insurance and Annuity Company

                                       By:  /s/  Laurie M. Tillinghast
                                        --------------------------------
Attest:
                                        --------------------------------
    /s/  Lena A. Rabbitt                Name: Laurie M. Tillinghast
          -------------------------
    Name:  Lena A. Rabbit               Title:  Vice President
    Title:    Assistant Secretary

                                       Zurich Scudder Investments, Inc.

                                       By:  /s/  G. Diann Petrino
                                        --------------------------------
Attest:
                                        --------------------------------
    /s/  Nicholas J. Griparich          Name:  G. Diann Petrino
    ------------------------------      Title:    SVP
    Name:  Nicholas J. Griparich
    Title:    V.P.

                                   APPENDIX A

                                  FEE SCHEDULE




PPI Scudder International Growth   .75% on the first $20 million of average
                                   daily net assets
                                   .65% on the next $15 million
                                   .50% on the next $65 million
                                   .40% on the next $200 million
                                   .30% on assets over $300 million

                                   APPENDIX B


                                 SUBADVISORY FEE
                                ESCROW AGREEMENT
                                     BETWEEN
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY,
                        ZURICH SCUDDER INVESTMENTS, INC.
                                       AND
                         INVESTORS BANK & TRUST COMPANY

         This Escrow Agreement (the "Agreement") dated as of this 5th day of April, 2002, is among Aetna Life Insurance and Annuity Company (to be renamed ING Life Insurance and Annuity Company effective May 1, 2002) (the "Adviser"), an insurance company organized and existing under the laws of the State of Connecticut, Zurich Scudder Investments, Inc. (to be renamed Deutsche Investment Management Americas Inc. effective April 5, 2002) (the "Subadviser"), a Delaware corporation, and Investors Bank & Trust Company, the custodian for Portfolio Partners, Inc. (to be renamed ING Partners Inc. effective May 1, 2002) (the "Company"), as escrow agent (the "Escrow Agent").

         WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated December 4, 2001, with the Company which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS the shares of beneficial interest of the Company are divided into more than one separate series;

         WHEREAS, the Adviser has retained Subadviser to render subadvisory services for the PPI Scudder International Growth Portfolio (to be renamed ING Scudder International Growth Portfolio effective May 1, 2002) (the "Portfolio), pursuant to an Interim Subadvisory Agreement dated April 5, 2002 (the "Interim Subadvisory Agreement"), under Rule 15a-4 of the 1940 Act, as amended;

         WHEREAS, Rule 15a-4 requires that compensation earned by the Subadviser under the Interim Subadvisory Agreement be held in an interest bearing escrow account until such time as certain required conditions have been met;

         WHEREAS, the purpose of this Agreement is to establish an escrow account for the Company meeting the requirements of the Rule 15a-4; and

         WHEREAS, the Adviser and Subadviser desire to establish the escrow account as provided herein for the deposit of funds received from the Adviser or the Company in payment of subadvisory fees to Subadviser in connection with the Portfolio pursuant to Rule 15a-4 and pursuant to the Interim Subadvisory Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Appointment of Escrow Agent. Investors Bank & Trust Company is hereby appointed as Escrow Agent upon the terms and conditions hereof. Escrow Agent hereby accepts such appointment and agrees to hold all of the funds deposited into escrow with it, together with all interest and income thereon and other proceeds thereof, in accordance with the terms hereof and to perform its other duties hereunder.

2. Deposits and the Escrow Amount. Upon effectiveness of the Interim Subadvisory Agreement, and periodically thereafter, the Adviser or the Company will wire funds for deposit with the Escrow Agent in connection with the Subadviser's compensation specified in Section 3 of the Interim Subadvisory Agreement (the "Deposits"), which are to be held by the Escrow Agent in accordance with the terms and provisions of this Agreement. The Deposits, together with all interest earned thereon and other proceeds thereof, and all distributions in respect thereof, or in exchange therefor, is hereinafter referred to as the "Escrow Amount." The Escrow Amount shall be held by the Escrow Agent in a segregated account designated as the "Scudder Subadvisory Fee Escrow Account" (the "Escrow Account").

3. Distributions from the Escrow Amount. The Escrow Agent shall distribute via wire transfer the Escrow Amount, after deducting the compensation due to the Escrow Agent pursuant to Section 13 hereof, to the Subadviser promptly upon receipt of a letter signed by a duly authorized officer of the Adviser, substantially in the form attached hereto as Exhibit A at the earlier of the following: (a) if a majority of the Portfolio's outstanding voting securities approve a subadvisory agreement between the Adviser and Subadviser or its affiliate by the end of the 150-day term of the Interim Subadvisory Agreement, or (b) if the Company obtains exemptive relief permitting the Adviser to enter into a subadvisory agreement without shareholder approval, provided that the Company's Board of Directors approves such subadvisory agreement. The Adviser shall deliver such letter promptly upon the termination of the Interim Subadvisory Agreement. If a majority of the Portfolio's outstanding voting securities have not approved a subadvisory agreement between the Adviser and Subadviser or its affiliate by the end of the 150-day term of the Interim Subadvisory Agreement, or exemptive relief permitting the Adviser to enter into such subadvisory agreement without a shareholder vote is not obtained, the Escrow Agent shall distribute to the Subadviser out of the Escrow Account the lesser of (a) the Subadviser's costs incurred in performing the Interim Subadvisory Agreement plus interest earned on such amount while in escrow, or (b) the total amount in the Escrow Account, plus interest earned. This Agreement shall terminate upon the complete liquidation of the Escrow Account.

4. (a) Interest. The Escrow Agent is hereby instructed to invest all Deposits in short-term U.S. government securities, repurchase agreements secured by U.S. government securities, and/or deposits in an FDIC-insured bank (including Escrow Agent).

         (b) Certification of Taxpayer Identification Number. Subadviser agrees to provide the Escrow Agent with a certified taxpayer identification number by signing and returning a Form W-9 to the Escrow Agent within 30 days from the date hereof. The parties hereto understand that, in the event their taxpayer identifications numbers are not certified to the Escrow Agent, the Escrow Agent may be required to withhold a portion of any interest or other income earned on the investment of the Deposits in accordance with the Internal Revenue Code of 1986, as amended.

5. Adjustments of the Escrow Amount. The Escrow Agent shall receive and add to the Escrow Amount all Deposits and interest earned thereon and other proceeds thereof, and subtract from the Escrow Amount all distributions as provided herein.

6. Concerning the Escrow Agent. The Adviser and Subadviser acknowledge and agree that the Escrow Agent: (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it; (iii) may rely on, and shall be protected in acting upon, any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and
         (iv) may consult counsel satisfactory to it, including in-house counsel, and the reasonable advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

7. Indemnification. Neither the Escrow Agent nor any of its directors, officers, employees or agents shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, employees or agents hereunder except in the case of negligence, bad faith or willful misconduct. The Adviser and Subadviser jointly and severally covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, reasonable legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability, unless such loss, liability or expense shall be caused by the Escrow Agent's negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. All such reimbursements and indemnifications shall be paid equally by the Adviser and Subadviser.

8. Resignation or Removal of Escrow Agent. The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days prior written notice of resignation to the other parties hereto and may be removed by the mutual consent of the Adviser and Subadviser upon thirty
         (30) days prior written notice to Escrow Agent. Prior to the effective date of the resignation or removal as specified in such notice, the Adviser, or its designee, will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Amount to a successor escrow agent. Such Successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital and surplus in excess of $50,000,000. If no successor escrow agent is named by the Adviser, or its designee, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. The provisions of paragraph 7 shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

9. Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Amount, or should any claim be made upon such Escrow Amount by a third party, the Escrow Agent upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Amount until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Escrow Amount.

10. Consent to Jurisdiction and Service. Each of the parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Maryland and of any federal court of the United States located in said State in connection with any actions or proceedings brought against them by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Adviser and Subadviser hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to such parties, at their respective addresses in accordance with paragraph 12 hereof.

11. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but are not limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

12.      Notice:  Wiring Instructions.

         (a) Notice Addresses. Any notice permitted or required hereunder shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, postage prepaid, to the parties at their addresses set forth below or to such other address as they may hereafter designate.


                  If to the Adviser:

                                Laurie M. Tillinghast
                                Aetna Life Insurance and Annuity Company
                                151 Farmington Avenue, TS41
                                Hartford, CT 06156


                  If to the Subadviser:

                                Zurich Scudder Investments, Inc.
                                345 Park Avenue
                                New York, NY 10154
                                Attn:  Nicholas J. Griparich
                                With a copy to: Legal Dept.

                  If to Escrow Agent:

                                Investors Bank & Trust Company
                                200 Clarendon Street
                                Boston, MA 02116
                                Attn: Andrew Nesvet, Managing Director
                                With a copy to: John Henry, General Counsel

         (b) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instructions as may be given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with paragraph 12 (a), above):

                  To the Escrow Agent:

                                Bank: Investors Bank & Trust Company
                                ABA #: 011001438
                                DDA #: 796509107
                                Attn:  Kate Lowe
                                Ref: ING Scudder International Growth Portfolio

                  To Subadviser:

                                Bank: JP Morgan Chase Bank, New York, NY
                                ABA #:  021000021
                                For Credit to Zurich Scudder Investments, Inc. A/C # 006-007848


13. Compensation to Escrow Agent. The Subadviser shall be responsible for payment of the Escrow Agent's service fee. Such fee will be $250 (two hundred fifty dollars) per month. Such fee shall be prorated for any partial month and shall be deducted from the Escrow Amount immediately prior to final distribution made pursuant to paragraph 3.

14. Binding Effect. Except as contemplated by Section 8 hereof, no party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

15. Modifications. This Agreement may not be altered or modified without the written consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

16. Miscellaneous. This Agreement and the rights and obligations of the parties arising therefrom shall be construed in accordance with the laws (other than the conflict of laws rules) of the State of Maryland. This Agreement may be executed in counterparts and each such counterpart shall constitute one and the same instrument. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and superseded hereby. Each of the parties shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

                  IN WITNESS WHEREOF, the parties have, as of the date above written, executed this Agreements.

                           INVESTOR BANK & TRUST COMPANY, as Escrow Agent

                           By: _____________________________________
                           Name:
                           Title:

                           AETNA LIFE INSURANCE AND ANNUITY COMPANY

                           By: ______________________________________
                           Name:  Laurie M. Tillinghast
                           Title: Vice President

                           ZURICH SCUDDER INVESTMENTS, INC.

                           By: ______________________________________
                           Name:
                           Title:

                                    EXHIBIT A

                                 Release Letter

                                                               [date]

Investors Bank & Trust Company

as Escrow Agent

To Whom It May Concern:

         Reference is made to the escrow agreement dated April 5, 2002 among ING Life Insurance and Annuity Company, Deutsche Investment Management Americas Inc. and Investors Bank & Trust Company ("the Escrow Agreement") in connection with the PPI Scudder International Growth Portfolio. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Escrow Agreement.

         This letter constitutes notice that the Interim Sub-Advisory Agreement has been terminated.

         Accordingly, pursuant to Section 3 of the Escrow Agreement, you are hereby authorized and directed by the undersigned to release and deliver [$_______ of the/the entire] Escrow Amount to Deutsche Investment Management Americas, Inc.

                                 Very truly yours,

                                 ING LIFE INSURANCE AND ANNUITY COMPANY

                                 By: _________________________________
                                 Name:  Laurie M. Tillinghast
                                 Title:    Vice President